FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the 1st day of January, 2008 (“Agreement”) by and between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and ROBERT G. BOHN (the “Executive”).

WITNESSETH:

        WHEREAS, the Executive and the Company executed an initial Employment Agreement as of October 15, 1998, which was subsequently amended as of July 1, 2000 and December 31, 2000 (as amended, the “Original Agreement”), and the parties hereto desire to amend and restate the Original Agreement to read in its entirety as set forth in this Agreement;

        WHEREAS, the Executive has been serving as President and Chief Executive Officer of the Company and as a director of the Company;

        WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company, on the terms and conditions set forth in this Agreement; and

        WHEREAS, in consideration of the Company’s commitment to employ the Executive during the term of this Agreement, the Executive is willing to agree to the provisions respecting noncompetition and protection of Confidential Information (as defined below) set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.       Employment and Duties. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, as the Chief Executive Officer of the Company. As such officer, he shall be responsible for the supervision, control and conduct of all of the business and affairs of the Company, shall have such additional duties as are normally assigned to a chief executive officer, shall perform his duties in a conscientious, reasonable and competent manner, shall devote his best efforts to his employment by the Company and, except as otherwise set forth herein, shall devote his entire business time and attention to the performance of his duties. At all times, the Executive shall be subject to the direction of the Board of Directors of the Company.

        The Executive shall be entitled (a) to serve as a director of those corporations that shall have been approved in advance by the Compensation Committee of the Board of Directors of the Company (the “Committee”), subject to review and approval by the full Board of Directors of the Company, (b) to participate in such other business, community and professional activities as the Committee shall approve in advance, subject to review and approval by the full Board of Directors of the Company, and (c) to devote time to personal and financial activities so long as they do not materially affect his ability to perform his duties hereunder. The Company anticipates that the Executive will continue to serve as a member of the Board of Directors of the Company and as a member of the Executive Committee of the Board of Directors.

        2.       Term. The employment of the Executive will continue until the occurrence of the first of the following events:

        (a)        September 30, 2001, subject to extension as described below;

        (b)        The Executive’s death;

        (c)        The Executive shall have become totally disabled within the meaning of the Oshkosh Corporation Long Term Disability Program for Salaried Employees (the “LTD Program”) such that the Executive is entitled to receive benefits under the LTD Program;

        (d)        The Executive’s retirement at any time on or after he attains the age of 62; provided, however, that the Executive shall give the Company twelve (12) months prior written notice of such retirement or such other notice as the Company and the Executive shall mutually agree upon; or

        (e)        Termination of this Agreement under Section 8.

If the Executive’s employment continues following the date identified in clause (a) above, then for so long as the Executive is employed by the Company the Executive shall be an at-will employee. The provisions of Sections 6, 7, 9, 11, and 12 shall survive the expiration of the term of this Agreement.

        The last date on which the Executive’s employment hereunder may terminate pursuant to subsection (a) shall be automatically extended at successive one-year intervals on the date 24 months prior to the date on which the Executive’s employment hereunder would otherwise terminate unless not less than thirty (30) days prior to such date the Company or the Executive has provided a written notice of nonrenewal (a “Nonrenewal Notice”) to the other party. If a party gives a Nonrenewal Notice within the prescribed time, then the Executive’s employment hereunder shall terminate in accordance with the provisions of this Section (as subsection (a) may have been previously extended by the parties), and neither party shall have any other rights or obligations as a result of the delivery of such notice. Notwithstanding the foregoing, in no event shall this Agreement be extended automatically (x) beyond the date on which the Executive would attain age 62 or (y) if the Executive is disabled at the time such extension would otherwise automatically become effective.

        3.       Compensation. The Executive shall be entitled to the following compensation for services rendered to the Company during the term of this Agreement:

        (a)       Base Salary. Subject to adjustment in accordance with this subsection (a), the Executive shall receive a base salary, payable not less frequently than monthly in arrears, at the annual rate of not less than $1,150,000. The Committee shall review the Executive’s base salary annually to determine whether such salary should be increased based upon (i) the Company’s performance and/or the Executive’s performance, (ii) an assessment of competitive practice as determined by the Committee or, in the Committee’s sole discretion, by an independent compensation consultant and (iii) such other criteria as the Committee shall consider in its sole discretion. Further, if the Executive initiates or agrees to a general reduction of base salaries of executive officers of the Company, then such base salary shall be subject to reduction on the same basis and terms that apply to the other officers of the Company. (In this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this subsection (a).)

        (b)       Annual Bonus. The Executive shall be entitled to participate in the bonus plan for senior management personnel of the Company, subject to all of the terms and conditions of the plan and the discretion and powers of the Committee thereunder.

        (c)       Stock-based Compensation. The Executive shall be entitled to participate in stock-based compensation programs in effect from time to time for other senior executives of the Company, subject to all of the terms and conditions of such programs and the discretion and powers of the Committee thereunder.

        (d)       Vacations and Holidays. The Executive shall be entitled to receive 20 days of paid vacation per year together with the paid holidays available to all other senior management personnel. Unused vacation and holidays shall not accrue from year to year unless approved by the Committee.

        (e)       Fringe Benefits. The Executive shall be entitled to participate in all fringe benefit plans and programs in effect from time to time for, and on the same basis as, all other senior executives of the Company, including medical and dental insurance, pension and retirement benefits and other similar benefits. The Company shall, at its sole expense, procure and keep in effect term life insurance on the life of the Executive, payable to such beneficiaries as the Executive may from time to time designate, in an amount that, when aggregated with any term life insurance provided to the Executive pursuant to the Company’s standard benefit plans, shall be equal to three times the sum of (x) the Base Salary then in effect plus (y) the target bonus for the Executive applicable to the then current fiscal year.

        (f)       Perquisites. The Executive shall be entitled to all of the perquisites offered from time to time to other senior executives of the Company and, with the prior approval of the Committee, such other perquisites as are necessary and appropriate for the Executive to carry out his duties as the Chief Executive Officer of the Company. The Executive shall also be entitled to the use, primarily for business purposes and at the sole expense of the Company, of the Chevrolet Suburban vehicle owned by the Company and currently used on a regular basis by the Executive or a vehicle of comparable nature and cost owned by the Company.

        (g)       Certain Expenses. The Company shall bear the expenses of the Executive for personal income tax, financial and estate planning consulting services, provided that the Committee determines that such expenses are reasonably incurred and that the fees charged by the providers of such services are at competitive rates. The Executive shall also be entitled to reimbursement for all reasonable fees and expenses of the Executive’s legal counsel in connection with the negotiation and preparation of this Agreement.

        (h)       Supplemental Retirement Benefit. The Company shall pay the Executive a supplemental retirement benefit computed in accordance with Section 11.

The Committee, in its sole discretion, may base any future changes in compensation or benefits applicable to the Executive that are made in accordance with the foregoing on an assessment of competitive practice by an independent compensation consultant retained by the Committee. Any approvals of, or changes to, compensation or benefits applicable to the Executive that the Committee makes in accordance with the foregoing shall be subject to the review and approval of the full Board of Directors of the Company.

        4.       Reimbursements. The Company shall reimburse the Executive for actual out-of-pocket costs incurred by him in the course of carrying out his duties hereunder, such reimbursements to be made in accordance with the policies and procedures of the Company in effect from time to time.

        5.       Withholding. All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

        6.       Noncompetition. In consideration of the Company’s commitment to employ the Executive during the term of this Agreement, the Executive agrees that, except in the event of a material breach of this Agreement by the Company, for a period of one year after the termination of any period in respect of which the Executive is receiving payments of Base Salary hereunder (including payments made under Section 9) or, if later, a period of one year after the termination of the Executive’s active employment with the Company (whether such termination occurs before or after the expiration of the term of this Agreement), he shall not, except as permitted by the Company’s prior written consent, engage in, be employed by, or in any way advise or act for in any capacity where Confidential Information would reasonably be considered to be useful, or have any financial interest in, any business that, as of the date of such termination, is engaged directly or indirectly in the business of designing, manufacturing or marketing fire apparatus (including, without limitation, aircraft rescue and firefighting vehicles), refuse truck bodies or vehicles, concrete mixers, snow removal vehicles, defense trucks or trailers or their related components, or any other business in which the Company or any of its subsidiaries is engaged as of the date of such termination with the approval of the Board of Directors of Company and with the consent of the Executive. However, the foregoing shall not restrict the Executive as to any business if neither the Company nor any of its subsidiaries is engaged in such business as of the date of such termination and the Board of Directors of the Company has approved the exit of the Company and/or its subsidiaries from such business. The geographic scope of the Executive’s agreement not to compete shall extend to all of the United States and to any other country if the Company has directly or indirectly (i) sold product for delivery to a customer in that country during the 36 months preceding the date of termination, (ii) actively sought to sell product for delivery to any customer in that country during such period or (iii) made plans, in which the Executive participated, to sell product for delivery to any customer in that country during such period, whether or not the Company pursued or abandoned such plans prior to the date of termination. The ownership of minority and noncontrolling shares of any corporation whose shares are listed on a recognized stock exchange or traded in an over-the-counter market, even though such corporation may be a competitor of the Company or any subsidiary specified above, shall not be deemed as constituting a financial interest in such competitor. This covenant shall survive the termination of this Agreement.

        7.       Confidential Information.

        (a)       Defined. “Confidential Information” shall mean ideas, information, knowledge and discoveries, whether or not patentable, that are not generally known in the trade or industry and about which the Executive has knowledge as a result of his employment with the Company, including without limitation defense product engineering information, marketing, sales, distribution, pricing and bid process information, product specifications, manufacturing procedures, methods, business plans, marketing plans, internal memoranda, formulae, trade secrets, know-how, research and development and other confidential technical or business information and data. Confidential Information shall not include any information that the Executive can demonstrate is in the public domain by means other than disclosure by the Executive.

        (b)       Nondisclosure. For a period of five years after the termination of the Executive’s active employment with the Company (whether such termination occurs before or after the expiration of the term of this Agreement) and indefinitely thereafter in respect of any Confidential Information that constitutes a trade secret or other information protected by law, the Executive will keep confidential and protect all Confidential Information known to or in the possession of the Executive, will not disclose any Confidential Information to any other person and will not use any Confidential Information, except for use or disclosure of Confidential Information for the exclusive benefit of the Company as it may direct or as necessary to fulfill the Executive’s continuing duties as an employee of the Company. This Section 7(b) shall not, however, be construed to prohibit competition by Executive for a longer time or in a broader territory than that specified in Section 6.

        (c)       Return of Property. All memoranda, notes, records, papers, tapes, disks, programs or other documents or forms of documents and all copies thereof relating to the operations or business of the Company or any of its subsidiaries that contain Confidential Information, some of which may be prepared by the Executive, and all objects associated therewith in any way obtained by him shall be the property of the Company. The Executive shall not, except for the use of the Company or any of its subsidiaries, use or duplicate any such documents or objects, nor remove them from facilities and premises of the Company or any subsidiary, nor use any information concerning them except for the benefit of the Company or any subsidiary, at any time. The Executive will deliver all of the aforementioned documents and objects, if any, that may be in his possession to the Company at any time at the request of the Company.

        8.       Termination.

        (a)       By the Company for Cause. The Company may terminate this Agreement for Cause at any time. For the purposes of this Agreement, “Cause” shall mean any of the following: (i) theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company; (ii) the Executive’s willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the Executive’s conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction; (iv) the Executive’s consent to an order of the Securities and Exchange Commission for a violation of the federal securities laws; (v) the Executive’s repeated and demonstrated failure to perform material duties in a competent and efficient manner which failure is not due to illness or disability of the Executive; (vi) a petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver was appointed by a court for the property of, the Executive; or (vii) the Executive’s failure to file timely required federal or state income tax returns and to pay related taxes. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive (A) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (excluding the Executive) at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors conduct of the Executive met one of the standards set forth in any of clauses (i) through (vii) of the preceding sentence and specifying the particulars thereof and (B) an affidavit sworn to by the Secretary of the Company stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding the Executive). If the Company terminates this Agreement for Cause, then the Executive shall forfeit his right to any and all benefits (other than vested fringe benefits and accrued vested Supplemental Retirement Benefits described in Section 11) he would otherwise been entitled to receive under this Agreement.

        (b)       By the Company without Cause. The Company may terminate this Agreement without Cause at any time, subject to the terms of Section 9.

        (c)       By the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason at any time, subject to the terms of Section 9. For the purposes of this Agreement, “Good Reason” shall mean a material breach by the Company of the terms and conditions of this Agreement.

        (d)       By the Executive without Good Reason. The Executive may terminate this Agreement without Good Reason at any time upon 90 days’ prior written notice to the Company.

        9.       Continuing Liability. If this Agreement is terminated by the Company pursuant to Section 8(b) or by the Executive pursuant Section 8(c), then the Company shall have continuing liability to the Executive for the Base Salary and fringe benefits provided in this Agreement, and payments described in subsection 9(a) in lieu of bonus, for the remaining term of this Agreement as if this Agreement had not been terminated pursuant to Section 8(b) or Section 8(c), in which event:

        (a)        The Company shall pay to the Executive on the last day of each fiscal year during such remaining term commencing after such termination occurs an amount equal to the average of the bonuses paid or payable to the Executive by the Company with respect to the three fiscal years of the Company preceding the date of termination of this Agreement (it being understood that, if no bonus was paid or payable as to any year during such three-year period, then the bonus for that year will be zero (0) for purposes of calculating such average); provided, however, that if the Executive will not receive a bonus with respect to the fiscal year in which such termination occurs under the bonus plan then in effect solely as a result of the Executive’s termination, then the Executive shall also receive a payment pursuant to this subsection (a) with respect to the fiscal year in which such termination occurs; and

        (b)        The Company shall provide the Executive with fringe benefits, but in no event shall fringe benefits be reduced in type or amount from the level of fringe benefits being received by the Executive as of the date of termination of this Agreement.

Notwithstanding the foregoing, if the Executive terminates this Agreement pursuant to Section 8(c), then the Board of Directors of the Company shall have the right to determine in good faith that there has not been Good Reason for termination by the Executive pursuant to Section 8(c). In the event of such determination, the Executive shall be deemed to have voluntarily resigned without Good Reason pursuant to Section 8(d).

        If this Agreement is terminated by the Company pursuant to Section 8(b) or by the Executive pursuant to Section 8(c), then, at the request of the Board of Directors of the Company (or any person to whom the Board of Directors delegates this responsibility), the Executive agrees personally to provide the Company such consulting services as the Company may reasonably request during the remaining term of this Agreement as if this Agreement had not been terminated pursuant to Section 8(b) or Section 8(c). The Executive and the Company shall mutually agree to the timing of the performance of any consulting services, and the Executive and the Company are obligated to act in good faith to reach agreement as to such timing. The Executive agrees to maintain detailed records of the consulting services performed and the amount of time utilized in the performance of such services, and to provide such time records in writing to the Company on a periodic basis, not less frequently than monthly.

        10.       Disability. If the Executive becomes totally disabled within the meaning of the LTD Program and the Executive is not paid Base Salary pursuant to Section 3(a), then the Executive shall be entitled to receive benefits under the LTD Program or otherwise in an aggregate amount equal to sixty percent (60%) of the Base Salary then in effect for so long as benefits would otherwise continue under the terms of the LTD Program. If any amount of the benefit under this Section 10 is provided other than as a benefit under the LTD Program, such amount shall be paid only after the Executive has also incurred a disability as defined in Internal Revenue Code Section 409A(a)(2)(C).

        11.       Supplemental Retirement Benefit.

        (a)       Certain Definitions. Capitalized terms in this Section have the meaning assigned to them in the Funded Plan unless otherwise defined herein:

            (i)        “Funded Plan” means the Oshkosh Corporation Salaried and Clerical Employees Retirement Plan, as in effect from time to time.

            (ii)        “Maximum Benefit” means the monthly benefit paid to the Executive, or in the event of the death of the Executive, to his Spouse, by the Funded Plan.

            (iii)        “Supplemental Retirement Benefit” means the Actuarial Equivalent of a monthly benefit commencing on the first day of the month following the month in which the Executive has reached age fifty-nine (59). The amount of the benefit shall be equal to fifty percent (50%) of the Executive’s final average monthly Compensation. The following subparagraphs also shall apply:

(A) Final Average monthly Compensation for this purpose is the average of the Executive’s Compensation for the three (3) most recent Compensation Years ending after December 31, 1997, but prior to the date of the Executive’s termination of employment with the Company, divided by thirty-six (36). If three (3) such Compensation Years have not been completed at the time of the Executive’s termination of employment, then the total number of completed calendar months that have elapsed between December 31, 1997, and the month in which termination of employment occurs shall be used to determine his final average monthly Compensation. “Compensation” as used herein, means that term as defined in the Funded Plan on October 1, 1998, plus bonus received by the Executive during a Compensation Year pursuant to the Company’s performance bonus plan(s) covering the Executive; provided, however, that the dollar limitations of Internal Revenue Code Section 401(a)(17) are not applicable when measuring Compensation for purposes of determining the amount of the Supplemental Retirement Benefit.

(B) If the Executive’s termination of employment occurs before the Executive has completed twenty (20) years of Benefit Service, the amount of Supplemental Retirement Benefit that the Executive shall be deemed to have accrued at that time shall be determined by multiplying the full amount of such benefit amount by a fraction (not to exceed one) determined as follows:

(1) Numerator: total number of years of Benefit Service completed after April 30, 1992, to the date of termination of employment.

(2) Denominator: twenty (20).

        (b)       Supplemental Retirement Benefit Amount. Upon commencement of receipt by the Executive of benefit payments under the Funded Plan the Executive shall be entitled under this Section 11 to a supplemental monthly benefit that is the Actuarial Equivalent of his accrued Supplemental Retirement Benefit less his Maximum Benefit.

        (c)       Supplemental Preretirement Surviving Spouse Benefit. If the Executive dies while employed by the Company, or at any time after becoming vested in benefits accrued under this Section 11, and the Executive has a Spouse who is eligible under the Funded Plan to receive a preretirement surviving spouse benefit, such Spouse shall be entitled to a benefit under this Section that is the Actuarial Equivalent of fifty percent (50%) of the Executive’s accrued Supplemental Retirement Benefit determined as of the date of death, less the applicable accrued Maximum Benefit. If the Executive dies after having commenced receiving benefits under the Funded Plan, the terms of the form of benefit payment in effect for the Executive shall govern the payment of benefits to the Executive’s Spouse, joint annuitant, or other beneficiary.

        (d)       Form and Timing of Payment. The benefit payable to or on behalf of the Executive under this Section 11 shall be paid in the normal form as provided by the Funded Plan or, as elected by the Executive (or his Spouse, in the event of the Executive’s death while employed), on a basis consistent with all elections made by the Executive and/or Spouse under the Funded Plan. Any conversions to an optional method of payment permitted under the Funded Plan shall be the Actuarial Equivalent of such normal form of payment. Benefits due under this Section 11 shall be paid coincident with the payment date of benefits under the Funded Plan. Actuarial reductions for payment of the Supplemental Retirement Benefit before Normal Retirement Age shall be determined in accordance with the following table:

Number of years by which the benefit commencement date precedes the Executive’s Normal Retirement Age	Portion of Supplemental Retirement Benefit Payable
10	60.00%
9	63.33%
8	66.67%
7	73.33%
6	100.00%
5	100.00%
4	100.00%
3	100.00%
2	100.00%
1	100.00%
0	100.00%

        (e)       Vesting. The Executive’s benefits accrued under this Section 11 shall be fully vested and nonforfeitable for any reason coincident with the vesting of the Executive’s accrued benefits under the Funded Plan.

        (f)       Supplemental Retirement Benefit Upon Change in Control of the Company. In the event of a Change in Control as defined in the Executive’s Key Executive Employment and Severance Agreement (“Change in Control”), the Company shall make an immediate single sum distribution of the entire present value of the Executive’s accrued vested Supplemental Retirement Benefit within sixty (60) days after the Executive’s termination of employment for any reason. If the Executive terminated employment prior to such Change in Control, then the present value of any accrued vested and unpaid Supplemental Retirement Benefit shall be paid in an immediate single sum distribution within sixty (60) days after the Change in Control. For purposes of this provision, present value shall be determined using the method and actuarial factors then in effect under the Funded Plan for determining present values for purposes of that plan’s lump sum cash out rules.

        12.       Annual Physical. At the Company’s expense, the Executive shall have an annual physical examination performed by a physician whom the Executive reasonably chooses for the purpose of determining whether the Executive’s health will permit the Executive to carry out his duties as the Chief Executive Officer of the Company. The Executive shall direct such physician to provide the Committee annually with a copy of such physician’s complete report, a letter from such physician or other communication the contents of which confirm to the Committee’s reasonable satisfaction the Executive’s fitness to carry out his duties as the Chief Executive Officer.

        13.       Successors.

        (a)        This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

        (b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

        14.        Miscellaneous.

        (a)       Severability. This Agreement is to be governed by and construed according to the laws of the State of Wisconsin. If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

        (b)       Amendments. This Agreement may be modified only in writing signed by the parties hereto.

        (c)       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Executive:

Robert G. Bohn 1945 Hickory Lane Oshkosh, WI

(ii)	If to the Company:

Oshkosh Corporation 2307 Oregon Street P. O. Box 2566 Oshkosh, WI 54903-2566 Attn: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when personally delivered or on the second business day following the day on which such item was mailed.

        (d)       Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for the following additional agreements between the Company and the Executive:

            (i)        Key Executive Employment and Severance Agreement (the “KEESA”); and

            (ii)        Any stock option, restricted stock or other award agreement under the Company’s stock plans.

Anything in this Agreement to the contrary notwithstanding, in the event of a Change in Control of the Company (as defined in the KEESA) at a time that the KEESA is in effect, then the rights and obligations of the Company and the Executive in respect of the Executive’s employment shall be determined in accordance with the KEESA rather than under this Agreement, provided, however, that the rights and obligations of the Company and the Executive described in Section 11 hereof shall remain as stated therein.. Nothing contained in this Agreement shall be deemed to supersede any of the obligations, agreements, provisions or covenants of the Company or the Executive contained in the KEESA.

        (e)       Dispute Resolution. All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration. Any arbitration under this Section 14(e) shall be conducted in Oshkosh, Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys’ fees and expenses as determined by the arbitrator. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.

        15.       Continuing Liability Conditions. Section 9 is subject to this Section 15 effective January 1, 2008. If this Agreement is terminated by the Company pursuant to Section 8(b) or by the Executive pursuant to Section 8(c), the Company shall satisfy its continuing obligations under Section 9 only after the Executive has incurred a Separation from Service, as that term is defined in the Executive’s Key Executive Employment and Severance Agreement (“Separation from Service”). Effective January 1, 2008, the requirements of (a) and (b) below shall apply to the payment or provision of compensation and benefits pursuant to Section 9:

        (a)       Six-Month Delay. No payment of Base Salary or of amounts payable under Section 9(b) in lieu of bonus shall be made until the first day of the seventh month following the Separation from Service (the “Authorized Payment Date”). The accumulated amount withheld from payment pursuant to this Section 15 shall be paid to the Executive on the Authorized Payment Date in a cash payment, accompanied by an interest payment calculated at the rate of interest announced by U.S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate (“Prime”), determined on the date the Separation from Service occurs and compounded quarterly.

        (b)       Fringe Benefit Restrictions. During the period beginning on the date of the Separation from Service and ending on the Authorized Payment Date, the Executive shall pay to the Company the cost of any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy and any other taxable fringe benefit that would otherwise require imputing income to the Executive. On the Authorized Payment Date, the Company shall make a cash payment to the Executive, accompanied by an interest payment at Prime, determined on the date of the Separation from Service and compounded quarterly, equal to the aggregate amount paid by the Executive to the Company for such taxable fringe benefits, and thereafter such coverage and benefits shall be provided at the expense of the Company for the remainder of the period required by this Agreement.

        16.       General SERP Grandfathering Rule. The Supplemental Retirement Benefit provided pursuant to Section 11 shall be subject to this Section 16 effective January 1, 2008. Terms defined in Section 11 have the same meaning when used in this Section 16. The Supplemental Retirement Benefit shall be grandfathered to the maximum extent permitted pursuant to Code Section 409A, subject to the following:

        (a)       409A Grandfathered Benefit Amount. The Executive’s 409A grandfathered benefit amount is defined as an amount rather than as a periodic benefit. Such amount is the present value of accrued vested compensation deferred for the Executive under Section 11 as of December 31, 2004, which amount shall be determined in accordance with Treasury Regulation 1.409A-6(a)(3) as of each date such benefit is valued for purposes of determining the Executive’s 409A grandfathered benefit amount. For purposes of calculating the present value of the 409A grandfathered benefit amount, the actuarial assumptions used shall be the same as those used to determine the present value of lump sum benefits under the Funded Plan as of each date such grandfathered amount is determined.

        (b)       Payment of Grandfathered Benefit Amount. The benefits attributable to the Executive’s 409A grandfathered benefit amount shall be paid at such times and in such form as permitted by the terms of Section 11 as in effect on October 1, 2004, which terms and conditions shall not be materially amended after that date.

        (c)       409A Non-Grandfathered Benefit Amount. The Executive’s 409A non-grandfathered benefit amount is defined as an amount rather than as a periodic benefit. Such amount is the present value of accrued vested compensation deferred for the Executive under Section 11 less the Executive’s 409A grandfathered benefit amount, as of each date such benefit is valued for purposes of determining the 409A non-grandfathered benefit amount, in each case determined in the same manner and with the same actuarial assumptions that are used in the calculation of the 409A grandfathered benefit amount.

        (d)       Payment of 409A Non-Grandfathered Benefit Amount. Notwithstanding any other provisions of this Agreement to the contrary, the benefits attributable to the 409A non-grandfathered benefit amount (the “Non-Grandfathered SERP Benefit”) shall be paid in accordance with the following terms and conditions:

            (i)        The Non-Grandfathered SERP Benefit shall be deemed to be part of a nonaccount balance plan of deferred compensation for purposes of Code Section 409A requirements.

            (ii)        If any portion of the Executive’s 409A non-grandfathered benefit amount may be includible in income under Code Section 409A, the Human Resources Committee of the Board of Directors of the Company shall, in consultation with the Executive, modify the terms of this Section applicable to such benefits in the least restrictive manner reasonably available to comply with the provisions of Code Section 409A, taking into account any other applicable Code provisions and without diminution in the value of the payments to the Executive.

            (iii)        The Non-Grandfathered SERP Benefit shall be payable commencing at the following times and in the indicated form of payment:

Distribution Event	Timing of Payment of Non-Grandfathered SERP Benefit	Form of Payment of Non-Grandfathered SERP Benefit
Separation from Service with	Payment of benefits commences on the	Payment is to be in the form of a
entitlement to Non-Grandfathered SERP	first day of the seventh month	Life Annuity.
Benefit; age 55 is attained before or	following the month in which the
after Separation from Service.	Separation from Service requirement
has been met, or if later, age 55 is
attained.

Death with entitlement to	Payment of benefits commences on the	Payment is to be the Actuarial
Non-Grandfathered SERP Benefit and	first day of the month following the	Equivalent (as that term is defined
with a surviving spouse (either before	first to occur of (i) the month in	in the Funded Plan)of a single life
or after Separation from Service).	which the death occurred provided	annuity for the Spouse that is equal
	the Executive had attained at least	to 50 percent of the Executive's
	age 55 at the time of death or (ii)	Non-Grandfathered SERP Benefit
	the later month in which occurs the	determined as of the applicable
	date on which the deceased would	date. The applicable date if the
	have attained age 55.	Executive has attained age 55 at
death is the day before the
Executive's death. The applicable
date if the Executive dies on or
before the Executive's attainment of
age 55 is the date on which the
deceased would have attained age 55.

            (iv)        The term “Life Annuity” means a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Executive or a series of substantially equal periodic payments, payable not less frequently than annually for the life (or life expectancy) of the Executive, followed upon the death or end of the life expectancy of the Executive by a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Executive’s Spouse or designated Beneficiary (if any). Any use of the Life Annuity form of payment shall conform to the applicable requirements of Code Section 409A, including Treasury Regulation 1.409A-2(b)(2)(ii). Within thirty (30) days after the Executive has incurred a Separation from Service with entitlement to a Non-Grandfathered SERP Benefit and attained at least age fifty-five (55), the Committee shall provide to the Executive a Life Annuity Election Form that includes periodic payment values for such benefit to be paid over the following periods, to the extent applicable: the life of the Executive; the life of the Executive with a joint and 100 percent survivor annuity for the life of the Executive’s surviving spouse; the life expectancy of the Executive; the life expectancy of the Executive with a joint and 100 percent survivor annuity for the life expectancy of the Executive’s surviving spouse. The Executive may request alternative Life Annuity calculations based on other appropriate assumptions or joint annuitants at any time after receiving the Life Annuity Election Form and before payments of the Life Annuity commence. The completed Life Annuity Election Form, together with any required proof of birth dates requested by the Committee, must be filed with the Committee not later than two (2) weeks prior to the Life Annuity payment commencement date in order to be effective. If a complete and timely Life Annuity Election Form is not filed with the Committee, then periodic Life Annuity payments shall be made for the life expectancy of the Executive. The form of Life Annuity payment may not be changed after Life Annuity payments have commenced.

            (v)        In the event of a Change in Control, as defined in Section 11(f), which also satisfies the requirements of a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company pursuant to Internal Revenue Code Section 409A(a)(2)(A)(C) (a “Qualifying Change in Control”), the Company shall make an immediate single sum distribution of the entire present value of the Executive’s Non-Grandfathered SERP Benefit within sixty (60) days after such Qualifying Change in Control. If the Executive terminated employment prior to such Qualifying Change in Control, then such amount shall be paid in an immediate single sum distribution within sixty (60) days after the Qualifying Change in Control. Under all other circumstances, payment shall be pursuant to the table set forth in (iii), above.

        17.       Compliance with Internal Revenue Code Section 409A. The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code. The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if the payment or benefit is not paid or provided, then the Executive must take further enforcement measures within 180 days after such latest date.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

OSHKOSH CORPORATION
By: _________________________________
Name:____________________________
Title:_____________________________
Attest:________________________________
Name:_____________________________
Title:______________________________
EXECUTIVE
_________________________________
Robert G. Bohn